AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED AGREEMENT made this 9th day of March, 2021 between HC CAPITAL SOLUTIONS, an operating division of HIRTLE CALLAGHAN & CO., LLC, a Delaware limited liability company (“Hirtle Callaghan”) and HC CAPITAL TRUST, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end, diversified, management series investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”) which currently offers nine series of beneficial interests (“shares”) representing interests in separate investment portfolios, and may offer additional portfolios (or classes of shares within any such portfolio) in the future (each a “Portfolio” and, collectively, the “Portfolios”); and

WHEREAS, Hirtle Callaghan, acting through HC Capital Solutions, its operating division, currently provides investment advisory services to the Trust pursuant to the terms of that certain agreement dated June 30, 2008, (which agreement, together with amendments dated June 30, 2008, December 9, 2013 and March 11, 2015, is hereinafter referred to as the “Prior Agreement”) ; and

WHEREAS, the parties desire to amend and restate the Prior Agreement as set forth in this Amended and Restated Agreement for the purpose of updating certain information set forth in the Prior Agreement; and

WHEREAS, the parties mutually acknowledge and agree that Hirtle Callaghan, acting through HC Capital Solutions, will continue to furnish certain investment advisory services to the Trust as stated herein, and which services are substantively the same as those set forth in the Prior Agreement; and

WHEREAS, the parties mutually acknowledge and agree that day-to-day investment decisions relating to the Portfolios will generally be made by one or more investment management organizations under the supervision of Hirtle Callaghan, acting through HC Capital Solutions, as the Trust’s primary investment adviser (“Primary Adviser”), which arrangement is hereinafter referred to as the Trust’s “manager of managers structure”;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:

1.              Appointment. The Trust hereby appoints Hirtle Callaghan, acting through HC Capital Solutions, to serve as Primary Adviser for each of those Portfolios of the Trust set forth in Appendix A to this Agreement and Hirtle Callaghan, acting through HC Capital Solutions, accepts such appointment for the period and on the terms set forth in this Agreement.

2.              Duties of Primary Adviser.

(a)            Subject to the supervision of the Trust’s Board of Trustees (“Board”), Primary Adviser will provide a continuous investment program for the respective Portfolios. Primary Adviser shall have complete investment discretion to invest and reinvest the securities, cash and/or other investments held from time to time in the respective Portfolios, including, without limitation, the selection of brokers, dealers or other agents through which transactions for the Portfolios will be effected.

(b)            Primary Adviser shall also have the authority, in accordance with Section 4(a) of this Agreement and subject to applicable provisions of the Investment Company Act, to select one or more investment advisory organizations to provide day-to-day portfolio management with respect to all or a portion of the assets of any of the respective Portfolios and to allocate and reallocate the assets of a Portfolio between and among any investment advisory organizations so selected to provide such services to such Portfolio.

(c)            Primary Adviser acknowledges that, as of the effective date of this Agreement, there may exist one or more discretionary portfolio management agreements pursuant to which all or a portion of the assets of a specified Portfolio are managed by investment advisory organizations other than Primary Adviser. Primary Adviser expressly agrees that during the existence of any such contract it will supervise and monitor the services provided to the Trust pursuant to each such agreement and, notwithstanding the discretionary authority afforded to Primary Adviser under Section 2(a) above, will exercise its authority with respect to those assets of any Portfolio that are subject to any such pre-existing portfolio management agreement only for the purpose of allocating or reallocating such assets between or among such other investment advisory organizations retained by the Trust to serve the specified Portfolio or ensuring the efficient management of cash and cash equivalents that may from time to time be held by such Portfolio. Further, to the extent that, during the term of this Agreement, the Trust enters into a portfolio management agreement with an investment advisory organization other than Primary Adviser in the manner contemplated under Section 4(b) of this Agreement, Primary Adviser agrees that during the term of this Agreement it will supervise and monitor the services provided to the Trust pursuant to each such agreement.

(d)            Primary Adviser, upon the request of the Trustees, shall make its officers and/or employees available to serve as officers, employees or Trustees of the Trust and provide office space and equipment sufficient for the maintenance of the Trust’s principal office.

3.              Additional Responsibilities of Primary Adviser.

(a)            Primary Adviser agrees that in placing orders with brokers and dealers it will attempt to obtain the best net results in terms of price and execution. Consistent with this obligation Primary Adviser may, in its discretion, place securities transactions with brokers and dealers who provide the Trust or clients of Hirtle Callaghan other than the Trust with research, analysis, advice and similar services. Primary Adviser may pay to brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to Primary Adviser’s determining in good faith that such commission or spread is reasonable in terms either of the particular transaction or of the overall responsibility of Primary Adviser to the Trust and its other clients and that the total commissions or spreads paid by the Trust will be reasonable in relation to the benefits to Trust over the long term. In no instance will portfolio securities be purchased from or sold to Hirtle Callaghan or any affiliated person thereof except in accordance with the federal securities laws and the Investment Company Act. Whenever Primary Adviser simultaneously places orders to purchase or sell the same security on behalf of a Portfolio of the Trust and one or more other accounts advised by Hirtle Callaghan, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account.    The Trust recognizes that in some cases this procedure may adversely affect the results obtained with respect to the Trust.

(b)            Primary Adviser hereby agrees that all records that it may maintain for the Trust are the property of the Trust, agrees to preserve for periods prescribed by Rule 31a-2 under the Investment Company Act any records which it maintains for the Trust and which are required to be maintained by Rule 31a-1 under the Investment Company Act, and further agrees to surrender promptly to the Trust any records which it maintains for Trust upon request by the Trust.

(c)            In all matters relating to the performance of this Agreement, Primary Adviser will act in conformity with the Agreement and Declaration of Trust, By-laws and the currently effective registration statement of the Trust under the Securities Act of 1933, as amended, and the Investment Company Act and any supplements thereto (“Registration Statement”) and with the instructions and directions of the Board and will comply with the requirements of the Investment Company Act.

4.    Permitted Engagement of Other Investment Advisory Organizations.

(a)            Primary Adviser may exercise its authority to select other investment advisory organizations to provide day-to-day portfolio management services to the Portfolios by entering into a contract with such an organization pursuant to which Primary Adviser delegates to such other investment advisory organization the performance of any or all of the services specified in Section 2(a) of this Agreement, provided that: (i) each such contract imposes on such other investment advisory organization all of the corresponding duties and conditions to which Primary Adviser is subject under Section 3 of this Agreement; (ii) each such contract satisfies all applicable requirements of the Investment

Company Act, and (iii) Primary Adviser shall not enter into any such contract unless it is approved by the Board in accordance with accordance with the provisions of Section 15(c) of the Investment Company Act and rules promulgated thereunder and to the extent required by the Investment Company Act, by the Board and/or the holders of a majority of the outstanding shares of the Trust prior to implementation.

(b)            Consistent with the Trust’s manager of manager structure, the Trust may enter into one or more contracts pursuant to which an investment advisory organization other than Primary Adviser provides portfolio management services to one or more of the Trust’s Portfolios, provided that each such contract (i) satisfies, and is approved in accordance with, all applicable requirements of the Investment Company Act; (ii) imposes on such other investment advisory organization all of the corresponding duties and conditions to which Primary Adviser is subject under Section 3 of this Agreement; (iii) satisfies the requirements of Rule 17a-10 under the Investment Company Act; (iii) identifies Primary Adviser as the Trust’s primary adviser and imposes upon such other investment advisory organization responsibilities and duties consistent with Primary Adviser’s obligation to supervise and monitor the services provided to the Trust pursuant to each such agreement in the manner contemplated under the Prior Agreement; and (iv) includes such other provisions as may be reasonably requested by Primary Adviser.

5.    Expenses and Compensation.

(a)            Primary Adviser shall pay all of its expenses incurred in the performance of its duties under this Agreement. For its services under this Agreement, Primary Adviser shall be entitled to receive a fee at the annual rate of .05% of the average daily net assets of each Portfolio of the Trust, which fee shall be payable monthly. If the expenses borne by the Trust in any year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, Primary Adviser shall reimburse the Trust for any excess up to the full amount of the fee to which it is entitled under this Section 5.

(b)            During the term of this Agreement, the Trust will bear all expenses not specifically assumed, in writing, by Primary Adviser.

(c)            Expenses borne by the Trust may include, but are not limited to, the following: (i) all direct charges relating to the purchase and sale of portfolio securities, including the cost (including brokerage commissions, if any) of securities purchased or sold by the Trust and any losses incurred in connection therewith; (ii) fees payable to, and expenses incurred on behalf of, the Trust by Primary Adviser under this Agreement; (iii) fees, and other compensation and expenses of those investment advisory organizations other than Primary Adviser that provide portfolio management services to the Trust; (iv) investment consulting fees and related costs; (v) expenses of organizing new portfolios for the Trust; (vi) expenses of preparing and filing reports and other documents with governmental and regulatory agencies; (vii) filing fees and expenses relating to the registration and qualification of the Trust’s shares and the Trust under federal and/or state securities laws and maintaining such registrations and qualifications; (viii) costs incurred in connection with the issuance, sale or repurchase of the Trust’s shares; (ix) fees and salaries payable to any Trustees who are not “interested persons” of the Trust or any investment adviser to the Trust (“Independent Trustees”); (x) all expenses incurred in connection with the Independent Trustees’ services, including travel expenses; (xi) taxes (including any income or franchise taxes) and governmental fees; (xii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (xiii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust for violation of any law; (xiv) interest charges; (xv) legal, accounting and auditing expenses, including legal fees of counsel for the Independent Trustees; (xvi) charges of custodians, transfer agents, pricing agents and other agents; (xvii) expenses of disbursing dividends and distributions; (xviii) expenses of setting in type, printing and mailing reports, notices and proxy materials for existing shareholders; (xix) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, employees and agents) incurred by the Trust; (xx) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xxi) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xxii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers; and (xxiii) costs of mailing, stationery and communications equipment.

(d)            Primary Adviser will assume the cost of any compensation paid to any trustee of the Trust who is an “interested person” of Hirtle Callaghan.

(e)            The payment or assumption by Primary Adviser of any expense of the Trust or a Portfolio that Primary Adviser is not required by this Agreement to pay or assume shall not obligate Primary Adviser to pay or assume the same or any similar expense of the Trust or a Portfolio on any subsequent occasion.

6.     Limitation of Liability.

(a) Primary Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the allocation or reallocation of assets among various asset categories by the Trust, the retention or termination of any investment management organization by the Trust or any recommendation or investment made by any such organization, whether or not any such action was taken in reliance upon information provided by Primary Adviser as part of the services that Primary Adviser is obligated to provide hereunder except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Primary Adviser in the performance of its duties or from reckless disregard by Primary Adviser of its obligations and duties under this Agreement.

(b) Notwithstanding the foregoing, Primary Adviser expressly agrees that the Trust may rely upon information provided, in writing, by Primary Adviser to the Trust (including, without limitation, information contained in Primary Adviser’s then current Form ADV) in accordance with Section 8 of this Agreement or otherwise, in preparing the Trust’s registration statement and amendments thereto and certain periodic reports relating to the Trust and its Portfolios that are required to be furnished to shareholders of the Trust and/or filed with the Securities and Exchange Commission (collectively, “SEC Filings”). Primary Adviser agrees to indemnify and hold harmless the Trust and each of its Trustees, officers and employees from any claims, liabilities and expenses, including reasonable attorneys’ fees, incurred as a result of any untrue statement or alleged untrue statement of a material fact made by Primary Adviser in any such written information and upon which the Trust relies in preparing any SEC Filing, or any omission or alleged omission to state in such written information a material fact necessary to make such statements not misleading (“material omission”). Primary Adviser will not, however, be required to so indemnify any person under this Section 6 to the extent that, in making any such statement or material omission, Primary Adviser relied upon an untrue or alleged untrue statement of material fact made by, or material omission on the part of, any officer, Trustee or agent of the Trust (other than an officer, Trustee or agent that is an employee, officer or director of Primary Adviser) or where such statement or material omission was made in reliance upon information furnished, in writing, by any such officer, Trustee or agent, including, without limitation, custodian banks, administrators, distributors, accounting agents or investment advisers other than Primary Adviser.

7.    Permissible Interest.

Subject to and in accordance with the Trust’s Declaration of Trust and By-laws and corresponding governing documents of Primary Adviser, Trustees, officers, agents and shareholders of the Trust may have an interest in Primary Adviser as officers, directors, agents and/or shareholders or otherwise. Primary Adviser may also have similar interests in the Trust. The effect of any such interrelationships shall be governed by said governing documents and the provisions of the Investment Company Act.

8.    Duration, Termination and Amendments.

(a)            This Agreement shall become effective as of the date first written above and shall continue in effect for two years. Thereafter, this Agreement shall continue in effect from year to year for so long as its continuance is specifically approved at least annually by (i) a majority of the Board or the vote of the holders of a majority of the Trust’s outstanding voting securities; and (ii) the affirmative vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Independent Trustees.

(b)            This Agreement may be terminated by the Trust or by Primary Adviser at any time and without penalty upon sixty days written notice to the other party, which notice may be waived by the party entitled to it. This Agreement may not be amended except by an instrument in writing and signed by the party to be bound thereby provided that if the Investment Company Act requires that such amendment be approved by the vote of the Board, the Independent Directors or the holders of a majority of the Trust’s outstanding securities, such approval must be obtained before any such amendment may become effective. This Agreement shall terminate automatically upon its assignment.

(c)            For purposes of this Agreement, the terms “majority of the outstanding voting securities, “assignment” and “interested person” shall have the meanings set forth in the Investment Company Act. Unless the context requires otherwise, references to the Investment Company Act shall be deemed to include, as appropriate, that Act, together with all rules and regulations promulgated thereunder (including, without limitation, any additional requirements imposed by, or exemptive relief afforded to the Trust under the terms and conditions of any order issued by the Securities and Exchange Commission pursuant to Section 6(c) of the Investment Company Act).

9.    Confidentiality.

The Trust acknowledges and agrees that it may gain access to methodologies and other information that is proprietary to Hirtle Callaghan (“Proprietary Information”) as a result of the services provided to the Trust by Primary Adviser hereunder. The Trust agrees that it will use any such Proprietary Information exclusively in connection with the oversight and evaluation of the investment management organizations retained by the Trust. The Trust further agrees that it shall use its best efforts to ensure that any agent or affiliate of the Trust who may gain access to Proprietary Information shall be made aware of its proprietary nature and shall likewise treat it as confidential.

10.    Use of Name.

It is acknowledged and agreed that the names “Hirtle Callaghan,” “Hirtle Callaghan Chief Investment Officers” (which is a registered trademark of Hirtle Callaghan), and derivatives of either, as well as any logo that is now or shall later become associated with either name (“Marks”) are valuable property of Hirtle Callaghan and that the use of the Marks, or any one of them, is subject to the approval of Hirtle Callaghan. Hirtle Callaghan hereby grants to the Trust a non-exclusive license to use the Marks provided that, in the event that this Agreement terminates, such license shall likewise terminate and the Trust shall promptly cease using the Marks and shall promptly take such action as is necessary to change the name of the Trust.

11.    Representation, Warranties and Agreements of Hirtle Callaghan.

Hirtle Callaghan represents and warrants that:

(a) It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and that it will maintain such registration in full force and effect.

(b) It understands that, as a result of its services hereunder, certain of its employees and officers may be deemed “access persons” of the Trust within the meaning of Rule 17j-1 under the Investment Company Act and that each such access person is subject to the provisions of the code of ethics adopted by the Trust in compliance with such rule (“Trust’s Code”). Hirtle Callaghan further represents that it is subject to a written code of ethics complying with the requirements of Rule 204-A-1 under the Investment Advisers Act (“Hirtle Callaghan’s Integrity Policy”), compliance procedures required by Rule 206(4)-7 under the Investment Advisers Act, Rule 38a-1 under the Investment Company Act and anti-money laundering procedures (collectively, “Compliance Procedures”). During the period that this Agreement is in effect, an officer or director of Primary Adviser shall certify to the Trust, at least annually, that Primary Adviser has complied with the requirements of Hirtle Callaghan’s Integrity Policy during the prior year; and that either (i) that no violation of the Integrity Policy occurred or (ii) if such a violation occurred, that appropriate action was taken in response to such violation as well as that Primary Adviser has adopted the required Compliance Procedures and either has or has not made any material changes in such Compliance Procedures during the prior year. Upon the written request of the Trust, Primary Adviser shall permit the Trust, or it designated agents, to examine the reports required to be made by Hirtle Callaghan’s officers and employees under the Integrity Policy. In addition, Primary Adviser acknowledges that the Trust may, in response to regulations or recommendations issued by the Securities and Exchange Commission or other regulatory agencies, from time to time request additional information regarding the personal securities trading of its directors, partners, officers and employees and Primary Adviser’s policies with regard to such trading. Primary Adviser agrees that it will make every effort to respond to the Trust’s reasonable requests in this area.

(c) Upon request of the Trust, Primary Adviser shall promptly supply the Trust with any information concerning its stockholders, employees and affiliates which the Trust may reasonably require in connection with the Trust’s preparation of its registration statements, proxy materials, reports and other documents required, under applicable state or Federal laws, to be filed with state or Federal agencies or to be provided to shareholders of the Trust.

(d) In performing its duties hereunder, Primary Adviser shall comply with applicable provisions of the Investment Company Act and Investment Advisers Act. In particular, and without limiting the generality of the foregoing, Primary Adviser acknowledges and agrees that any records it maintains for the Trust are the property of the Trust; that Primary Adviser will surrender promptly to the Trust any such records upon the Trust’s request; and that it shall furnish to the Board such information as may be reasonably necessary for the Board to evaluate the terms of this Agreement and Primary Adviser’s performance hereunder.

12.    Status of Hirtle Callaghan.

The Trust and Hirtle Callaghan acknowledge and agree that the relationship between Hirtle Callaghan and the Trust is that of an independent contractor and under no circumstances shall any employee of Hirtle Callaghan be deemed an employee of the Trust or any other organization that the Trust may, from time to time, engage to provide services to the Trust, its Portfolios or its shareholders, notwithstanding the service of any such employee of Hirtle Callaghan as an officer or Trustee of the Trust in the manner contemplated under this Agreement. The parties also acknowledge and agree that nothing in this Agreement shall be construed to restrict the right of Hirtle Callaghan or any affiliate of Hirtle Callaghan to perform investment management or other services to any person or entity, including without limitation, other investment companies and persons who may retain Hirtle Callaghan to provide individualized investment management services and the performance of such services shall not be deemed to violate or give rise to any duty or obligations to the Trust.

13.     Counterparts and Notice.

This Amended and Restated Agreement many be executed in one or more counterparts, each of which shall be deemed to be an original. Any notice required to be given under this Agreement shall be deemed given when received, in writing addressed and delivered, by certified mail, by hand or via overnight delivery service as follows:

    If to the Trust:                                                                                with a copy to:

HC Capital Trust Five Tower Bridge 300 Barr Harbor Drive, 5th Floor West Conshohocken, PA 19428

Michael P. O’Hare, Esq.

Stradley Ronon, Stevens & Young, LLP

2005 Market Street Suite 2600

Philadelphia, PA 19103-7018

Marguerite C. Bateman, Esq.

Vedder Price P.C.

1401 I Street NW Suite 1100

Washington, District of Columbia 20005

    If to Primary Adviser:                                                                    with copy to:

Geoffrey Trzepacz, Chief Operating Officer Hirtle Callaghan & Co., LLC Five Tower Bridge 300 Barr Harbor Drive, 5th Floor West Conshohocken, PA 19428	Jamie Eisner, Esq. General Counsel Hirtle Callaghan & Co., LLC Five Tower Bridge 300 Barr Harbor Drive, 5th Floor West Conshohocken, PA 19428

14.    Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the state of Delaware provided that nothing herein shall be construed as inconsistent with the Investment Company Act or the Investment Advisers Act. The provisions of Sections 7 and 8 of this Agreement, relating to confidentiality of certain information and use of Hirtle Callaghan’s Marks by the Trust shall survive the termination of this Agreement.

Primary Adviser is hereby expressly put on notice of the limitations of shareholder and Trustee liability set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Portfolios. Primary Adviser further agrees that it will not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Trust, or from the Trustees of the Trust or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

/s/ Geoffrey Trzepacz
HC Capital Solutions,
an operating division of Hirtle, Callaghan & Co. LLC

By:	Geoffrey Trzepacz
Chief Operating Officer of Hirtle Callaghan & Co., LLC

/s/ Geoffrey Trzepacz
HC Capital Trust

By:	Geoffrey Trzepacz
President

Schedule A

This Agreement applies to the following Portfolios of HC Capital Trust:

1.	The Institutional U.S. Equity Portfolio
2.	The ESG Growth Portfolio
3.	The Catholic SRI Growth Portfolio
4.	The Institutional International Equity Portfolio
5.	The Emerging Markets Portfolio
6.	The U.S. Government Fixed Income Securities Portfolio
7.	The Inflation Protected Securities Portfolio
8.	The U.S. Corporate Fixed Income Securities Portfolio
9.	The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio
10.	The Intermediate Term Municipal Bond II Portfolio